United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 1, 2005
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

(a) Indebtedness with Wells Fargo Bank

Effective July 1, 2005, and in connection with the acquisition of Dynamics Technology, Inc. (“DTI”) referenced under Item 2.01 below, Applied Signal Technology, Inc. (“Applied Signal”) entered into term loan in the principal amount of ten million dollars ($10 million) with Wells Fargo Bank, National Association (the “Bank”), the proceeds of which shall be used for acquisition financing (the “Term Loan”). In addition, the Bank made available to Applied Signal a revolving line of credit (the “Line of Credit”) under which the Bank will continue to make advances to Applied Signal from time to time up to and including March 1, 2006, not to exceed at any time the maximum principal amount of three million dollars ($3 million). The Term Loan bears interest at a fixed rate per annum equal to 1.750% above LIBOR in effect on the first day of the applicable fixed rate term. The Term Loan is for a seven year term ending on July 1, 2012. Payments terms of the loan agreement include monthly payments of principal and interest. Each letter of credit issued under the Line of Credit shall not exceed a term of 360 days. Applied Signal may, from time to time during the term of the Line of Credit, borrow, partially or wholly repay amounts due thereunder, and reborrow.

As security for its indebtedness under the Line of Credit, Applied Signal has granted to the Bank a security interest in its cash and marketable securities maintained with an affiliate of the Bank. As security for its indebtedness under the Term Loan, Applied Signal has granted to the Bank a security interest in its accounts receivable other rights to payment, general intangibles, inventory and equipment.

Applied Signal is required to maintain a ratio of aggregate unrestricted cash, unrestricted marketable securities and billed receivables converted into cash divided by total current liabilities of not less than (i) 1.65 to 1.00 through the period ending October 30, 2007, (ii) 1.5:1.0 through the period ending October 30, 2009, and (iii) 1.3:1.0 thereafter. Applied Signal is required to maintain a fixed charge ratio of 1.25 to 1.0, and total liabilities divided by tangible net worth not greater than 1.25 to 1.0.

(b) DTI Operating Lease Agreements

In connection with the acquisition of DTI referenced in item 2.01 below, DTI has become a wholly owned subsidiary of Applied Signal. DTI has the following material agreements, which have become material agreements of Applied Signal:

An Office Lease dated May 16, 2003, as amended with 1555 Wilson Boulevard Limited partnership, covering 14,090 square feet in Rosslyn, Virginia, for a term ending on June 30, 2013, with one option to extend for a further five years, and an option to terminate as of the end of the 6th lease year. Base rent under the lease is $34,990 per month, increasing annually. In addition, lessee pays its share of operating expenses and base real estate taxes.

An Office Lease dated April 4, 1984, as amended, with The Realty Associates Fund V, L.P., a Delaware limited partnership as landlord, covering 18,823 square feet in Torrance California for a term ending on February 29, 2008. Total rent under the lease is $31,962 per month increasing to $32,919 on March 1, 2006 and to $33,900 on March 1, 2007.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2005, Applied Signal completed the acquisition of Dynamics Technology, Inc. (“DTI”), a privately held California corporation headquartered in Torrance, California with offices in Anaheim, California and Arlington, Virginia, pursuant to an Agreement and Plan of Merger dated May 23, 2005 (the “Agreement”) which was announced on May 24, 2005. Under the terms of the Agreement, DTI merged with a wholly-owned subsidiary of Applied Signal and the holders of DTI’s securities will be entitled to receive approximately $30 million in cash, subject to adjustment based upon DTI’s closing balance sheet. Approximately ten percent (10%) of the merger consideration that would otherwise be distributed to the holders of DTI’s securities at the closing of the acquisition were deposited into an escrow account for twelve (12) months following the closing for the purpose of providing a fund against which Applied Signal may assert claims for damages, if any, based on breaches of the representations and warranties made by DTI in the Agreement. The transaction will be accounted for as a purchase. Applied Signal has funded the purchase price from its current investments and from a $10 million term loan from Wells Fargo Bank referenced in item 1.01 above.

Prior to the closing of the acquisition, there were no material relationships between Applied Signal and DTI or any related parties or affiliates of DTI.

A copy of the press release announcing the completion of the acquisition is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above under Item 1.01 above, effective July 1, 2005, and in connection with the acquisition of DTI described under Item 2.01 above, Applied Signal entered into a term loan (the “Term Loan”) in the principal amount of ten million dollars ($10 million) with Wells Fargo Bank, National Association, the proceeds of which shall be used for acquisition financing. In addition, the Bank made available to Applied Signal a revolving line of credit (the “Line of Credit”) under which the Bank will continue to make advances to Applied Signal from time to time up to and including March 1, 2006, not to exceed at any time the maximum principal amount of three million dollars ($3 million). The material terms of the Term Loan and Line of Credit are described under Item 1.01 above.

Upon the occurrence of an event of default under the loan agreements comprising the Term Loan or Line of Credit, the Bank may declare all amounts of principal and interest outstanding immediately due and payable, among other relief. An event of default shall include failure to pay any amounts due to the Bank when due, the filing of a bankruptcy or insolvency or similar proceeding by or against Applied Signal, the dissolution or liquidation of Applied Signal, the occurrence of any default by Applied Signal under any agreement for borrowed money, any financial statement of Applied Signal proving to be incorrect, false or misleading in any material respect, a sale or transfer of all or substantially all of Applied Signal’s assets, or a breach or violation of any provision of the loan agreements with the Bank.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 69 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 69 calendar days after the date this report on Form 8-K must be filed.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 5, 2005 announcing the completion of that Applied Signal Technology, Inc.’s acquisition of Dynamics Technology, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Signal Technology, Inc. (Registrant)
Date: July 8, 2005	/s/ Gary L. Yancey Gary L. Yancey, Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated July 5, 2005 announcing the completion of that Applied Signal Technology, Inc.’s acquisition of Dynamics Technology, Inc.

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on July 5, 2005

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES CLOSING OF ACQUISITION OF
DYNAMICS TECHNOLOGY, INC.

SUNNYVALE, CA, July 5, 2005 – Applied Signal Technology, Inc. (NASDAQ: APSG), announced today that it has completed the acquisition of Dynamics Technology, Inc. (“DTI”), a privately-held company headquartered in Torrance, California with offices in Anaheim, California and Arlington, Virginia.

Applied Signal Technology announced a definitive agreement to acquire DTI on May 24, 2005.  Under the terms of the agreement, Applied Signal paid approximately $30 million in cash subject to an adjustment based upon DTI’s closing balance sheet. The acquisition is being treated as a purchase transaction. Applied Signal will maintain DTI’s offices in Torrance and Anaheim, California, and Arlington Virginia, gaining approximately 110 employees.

DTI is a provider of advanced sensor and signal processing products for advanced space-based, airborne, terrestrial and undersea sensor technologies. The combined company will be a provider of signal processing products and services in support of intelligence, surveillance and reconnaissance for global security.

About Applied Signal Technology

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.